CERTIFICATE OF AMENDMENT

                                       OF

                    THE RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        CYPRESS SEMICONDUCTOR CORPORATION


     Cypress Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, certifies as follows:

     1. That the Board of Directors of Cypress Semiconductor Corporation unanimously approved the adoption of a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and authorizing the solicitation of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That Section 4. (a) of the Restated Certificate of Incorporation of this corporation shall be amended to read in its entirety as follows:

     "4. (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is five million (5,000,000) and the number of shares of Common Stock authorized to be issued is seventy-five million (75,000,000). The Preferred Stock and the Common Stock shall each have a par value of $.01 per share. The aggregate par value of all shares of Preferred Stock is $50,000 and the aggregate par value of all shares of Common Stock is $750,000."

     2. That pursuant to the resolution of its Board of Directors, the corporation obtained, as required by Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares required by statute as were voted in favor of the amendment.

     3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, this Certificate of Amendment is executed this 13th day of May, 1992.

                                    CYPRESS SEMICONDUCTOR CORPORATION


                                    /s/ T.J. Rodgers
                                    ------------------------------------
                                    T.J. Rodgers
                                    President



ATTEST:  /s/ Kenneth Goldman
         ------------------------------
         Kenneth A. Goldman
         Secretary




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